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                                                                    Exhibit 99.1

[GENAERA LOGO]


                                                           FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation               The Trout Group/BMC Communications
Jennifer Bilotti                  Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020                    Brad Miles ext. 17 (media inquiries)
www.genaera.com                   (212) 477-9007


      Genaera Ends Enrollment in Squalamine Clinical Trial for Lung Cancer
                  ---Response Data Anticipated Mid-Year 2003--


Plymouth Meeting, PA -- January 28, 2003 -- Genaera Corporation (NASDAQ: GENR) today announced that it has ended further enrollment in its ongoing Phase 2b non-small cell lung cancer clinical trial for squalamine, its anti-angiogenic agent. Forty patients have currently been enrolled in the study, which is designed to enroll up to 90 patients.


"We have decided to end enrollment in this clinical trial in order to further conserve capital for our other development programs for squalamine and LOMUCINTM," commented Roy C. Levitt, President and Chief Executive Officer. "We do not believe that the additional patient data and expense associated with the larger study for this particular trial design will add significantly to our business development opportunities for squalamine. We have decided to take this step at the planned interim administrative review after 40 patients were enrolled, which makes this study approximately the same size as our previous phase 2 trial for non-small cell lung cancer. There are no safety concerns with the trial thus far and clinical data are being collected from a significant number of patients who remain on therapy. Response rate to therapy and safety data from this study should be complete and made available in mid-year 2003, while survival data should be available in mid-year 2004. Our other clinical trials of squalamine for age-related macular degeneration and prostate cancer are continuing. Data from the age-related macular degeneration study are expected in the first half of 2003."


The Company also has an ongoing phase 2 clinical trial in cystic fibrosis for LOMUCINTM, its oral mucoregulator therapy. This study in Ireland is supported by a grant from the Cystic Fibrosis Foundation. Genaera anticipates having data from this study in mid-year 2003.


Dr. Levitt further commented, "Today's decision is a part of our ongoing cost containment efforts to manage our cash and investment balance to fund operations through end of year 2003. Our focus will be to deliver meaningful data in these ongoing phase 2 clinical trials, while supporting our MedImmune alliance for IL-9

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antibody development. Together with our cost containment efforts, we will pursue business development opportunities on our programs, as well as evaluate strategic transactions that will facilitate growth and increase shareholder value."


The multi-center randomized lung cancer study is designed to evaluate up to 90 patients receiving weekly dosing of squalamine, combined with weekly chemotherapy of carboplatin and paclitaxel, in patients with Stage IIIB or Stage IV advanced disease. Half of the patients receive a squalamine dose of 100 mg/m2, and the other half receive a dose of 200 mg/m2. The optimization in dosing regimen has the potential to yield an improved safety and efficacy profile for the combination of squalamine and the chemotherapy agents in this disease indication.


Squalamine is the first clinical drug candidate in a class of naturally occurring, pharmacologically active, small molecules known as aminosterols. Squalamine is a potent anti-angiogenic molecule with a unique multi-faceted mechanism of action that blocks the action of a number of angiogenic growth factors, including vascular endothelial growth factor (VEGF). The Company has performed clinical trials evaluating squalamine in the treatment of non-small cell lung cancer, ovarian cancer, and other adult solid tumors. Genaera also is developing squalamine in clinical trials for age related macular degeneration, the leading cause of blindness in the United States.


Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN(TM), a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.


This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for squalamine (for lung cancer, prostate cancer and in other indications), the IL-9 antibody program, and the small molecule mucoregulator program. You may identify some of these forward looking-statements by the use of words in the statements such as "anticipate," "develop," "continuing," and "progress," or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including squalamine and LOMUCIN(TM), may not be successful; the risk that Genaera may not obtain regulatory

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approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, including MedImmune, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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